Exhibit 99.(d)(2)

Undertakings and Confirmations
made by Rio Tinto plc and Rio Tinto Canada Holding Inc.

To: Government of Quebec (the “Government”)

And: Alcan Inc. (“Alcan”)

Date: July 11, 2007

RE: Continuity Agreement dated December 13, 2006 between Alcan and the Government (the ”Continuity Agreement”)

WHEREAS Rio Tinto plc is the ultimate parent company of the Acquirer, Rio Tinto Canada Holding Inc.;

WHEREAS Rio Tinto plc and the Acquirer are aware of the terms of the Continuity Agreement;

WHEREAS the Acquirer has expressed an intention to pursue a transaction (the “Proposed Transaction”), the completion of which would result in the acquisition of common shares of Alcan in a number sufficient to cause the Acquirer to become a Prospective Acquirer as defined under the Continuity Agreement;

WHEREAS the Acquirer has submitted, together with the present document, a Notification dated July 10, 2007 (the “Board Notification”) to the Board of Directors of Alcan (the “Board”) to demonstrate that the requirements of section 3 of the Continuity Agreement will be met in respect of the Proposed Transaction;

WHEREAS in order to support a positive determination in respect of the requirement of said section 3, the Acquirer is providing, through the Board Notification and this present Notice, appropriately convincing assurances, evidence and enforceable commitments to support the required analysis under section 4 of the Continuity Agreement;

WHEREAS the Board confirmed its support for the Proposed Transaction, subject to various conditions and in consideration of various obligations undertaken or assumed by the Acquirer, the whole as more fully appears in the resolution of the Board dated July 11, 2007 (the “Board Resolution”);

WHEREAS Rio Tinto plc and the Acquirer recognize and accept that the undertakings and confirmations set forth herein are for the benefit of each of Alcan and the Government;

WHEREFORE, in consideration of the foregoing, Rio Tinto plc and the Acquirer hereby confirm to the Government and Alcan, subject only to the acquisition of control of Alcan, that:

1.                                       The preamble hereto shall form part hereof.

2.                                       The Continuity Agreement shall continue in force between the Government and Alcan subsequent to the completion of the Proposed Transaction except as regards changes made necessary as a consequence of such completion. Rio Tinto plc and the Acquirer confirm and agree that the Government shall have the right to cancel, cause to be cancelled, revoke or cause to be revoked, without compensation or indemnification to Rio Tinto plc or the Acquirer, all or any of the Schedule 1 Rights referred to in the Continuity Agreement in the circumstances set out in sections 11 and 18 of the Continuity Agreement.

3.                                       The letter agreement dated December 13, 2006 between Alcan, the Government and Hydro-Québec shall continue in force following the Proposed Transaction. Rio Tinto plc shall cause the Acquirer to exercise its voting rights to cause Rio Tinto Alcan, as the successor company to Alcan, to honour the obligations contained therein.

4.                                       Rio Tinto plc shall cause the Acquirer to exercise its voting rights to:

Re: MAINTENANCE IN QUÉBEC OF SUBSTANTIVE OPERATIONAL, FINANCIAL AND STRATEGIC ACTIVITIES AND HEADQUARTERS IN RESPECT OF ALCAN AND ITS ASSETS AT LEVELS THAT ARE SUBSTANTIALLY SIMILAR TO THOSE OF ALCAN AT THIS TIME

(a)                     ensure that the headquarters of the combined aluminium business of Alcan and Rio Tinto’s aluminium product group will be in Montréal and will be responsible for all the functions usually associated with the role of a product group head office. The Montréal headquarters will be responsible for all functions usually associated with the role of a product group head office, including strategic planning, finance and accounting, legal, marketing and sales, business development, public relations and human resources;

(b)                    ensure that the combined aluminium business of Alcan and Rio Tinto’s aluminium product group will be called Rio Tinto Alcan;

(c)                     offer the role of product group CEO to the present Alcan CEO. The CEO of the enlarged aluminium product group will be based in Montréal;

(d)                    appoint the current CEO of Alcan as an executive director on the Board of Rio Tinto, assuming he becomes the product group CEO of the enlarged aluminium product group. Rio Tinto is also prepared to appoint two of the current Alcan non-executive directors to the Board of Rio Tinto;

(e)                     ensure that the head of the Rio Tinto Alcan primary metal business unit will be based in Montréal, and a majority of senior management of this unit will be based in Montréal;

(f)                       cause Rio Tinto Alcan to implement the C$50-60 million, three year Maison Alcan expansion and development plan begun in early 2007, including the renovation of the existing Maison Alcan headquarters, the modernisation of the newly acquired adjacent facilities and the consolidation in Maison Alcan of the Rio Tinto Alcan global headquarters;

(g)                    ensure that a Rio Tinto regional shared services hub will be created in Montréal to provide professional resources and expertise for the benefit of all of Rio Tinto’s Canadian business in sectors such as human resources, communications, tax, legal, procurement, information technology and transport logistics;

(h)                    establish a Canada Forum comprising Rio Tinto’s Chairman, Chief Executive, Canadian non-executive directors, and other Canadian advisers, and senior executives based in Canada, including the product group CEO of Rio Tinto Alcan, to advise the Rio Tinto Board on Canadian political, economic and social issues.  The Forum will be modelled on Rio Tinto’s established Australia Forum and will meet twice each year;

Re: MAINTENANCE OF EFFECTIVE AND RESPONSIBLE STEWARDSHIP OF THE HYDRAULIC RESOURCES AND OTHER NATURAL RESOURCES OVER WHICH ALCAN HAS OWNERSHIP, CONTROL, DIRECTION OR INFLUENCE IN QUÉBEC

(a)                     cause Rio Tinto Alcan to maintain effective and responsible stewardship of hydraulic resources and other natural resources in Québec, including those which Alcan controls;

(b)                    cause Rio Tinto Alcan to honour Alcan’s obligations under hydraulic rights leases, power contracts and related agreements with the Government of Québec, Hydro-Québec or both of these parties;

Re: MAINTENANCE OF EMPLOYMENT LEVELS IN QUÉBEC IN ACCORDANCE WITH THE THEN CURRENT COMMITMENTS AND PLANS OF ALCAN

(a)                     cause Rio Tinto Alcan to execute Alcan’s present operating plans for Québec, including existing, expanded or new capacity. Employment levels at Rio Tinto Alcan in Québec will be maintained in accordance with Alcan’s current plans and commitments for Québec and as appropriate for ongoing business requirements.  Rio Tinto Alcan will also meet Alcan’s present contractual obligations in relation to the C$2 billion planned investments in the Saguenay—Lac-Saint-Jean region, including the AP50 pilot plant, and the US$130 million investment in Saguenay power facilities;

Re: MAINTENANCE OF GENERAL COMMUNITY, EDUCATIONAL, CULTURAL AND CHARITABLE SUPPORT POLICIES, PRACTICES AND BUDGETS RELATIVE TO QUÉBEC AT LEVELS AT LEAST AS FAVORABLE AS THOSE WHICH ARE THEN CURRENT WITHIN ALCAN

(a)                     cause Rio Tinto Alcan to execute all of Alcan’s existing charitable and community commitments, including:

(i)                  Alcan’s sponsorship of the Festival International de Jazz de Montréal,

(ii)               Alcan’s Research Fellowship Program,

(iii)            Alcan’s Prize for Sustainability,

(iv)           the Alcan Builds on Recycling Program;

(b)                    cause Rio Tinto Alcan to replace Alcan’s existing practice of donating one percent of Canadian pre-tax profits to Canadian community, educational, cultural and charitable commitments with a new Canadian foundation with an endowment of C$200 million built up over a five year period. The Rio Tinto Alcan Foundation will invest notably in Rio Tinto Alcan’s Canadian host communities to enhance their economic, environmental and social well-being, sustainability and community support;

Re: MAINTENANCE OF ALCAN’S FINANCIAL, EMPLOYMENT CREATION AND OTHER COMMITMENTS IN RESPECT OF REGIONAL ECONOMIC DEVELOPMENT AS THEY THEN APPLY TO QUÉBEC

(a)                     cause Rio Tinto Alcan to maintain Alcan’s regional development programs and commitments in Québec. Rio Tinto Alcan will meet Alcan’s present contractual obligations regarding the key initiative in the Saguenay—Lac-Saint-Jean region: a ten-year, C$2 billion investment programme, of which the C$600 million AP50 pilot project is the first phase;

(b)                    cause Rio Tinto Alcan to maintain Alcan’s regional industrial development bureau in Saguenay until at least 2018. The budget of this bureau is presently C$3 million per year (2006 dollars);

(c)                     cause Rio Tinto Alcan to honour Alcan’s contractual undertaking to make available by December 31, 2007 C$8 million to a fund dedicated to the training and development of AP50 equipment manufacturers in the Saguenay region and C$2 million to funds dedicated to the pursuit of economic development in the Beauharnois and Shawinigan regions;

Re: MAINTENANCE OF POLICIES, PRACTICES AND INVESTMENT PLANS IN RESPECT OF RESEARCH AND DEVELOPMENT ACTIVITIES BEING CARRIED OUT OR PLANNED TO AN EXTENT SIMILAR TO THOSE PRESENTLY IN PLACE WITHIN QUÉBEC

(a)                     cause Rio Tinto Alcan to locate the headquarters of its enlarged aluminium smelting technology R&D group in Québec, relocating Rio Tinto’s smelting R&D effort from Australia to Canada;

(b)                    cause Rio Tinto Alcan to complete the AP50 programme including the Saguenay pilot plant. The AP50 pilot plant is also to be used for other R&D initiatives to fully leverage the economic and environmental advantages of the AP50 technology;

(c)                     cause Rio Tinto Alcan to maintain Alcan’s Arvida Research and Development Centre at a level at least similar to its 2006 level of operation up until at least 2018;

(d)                    cause the new generation cell development to be managed and directed from Québec;

Re: MAINTENANCE OF POLICIES, PRACTICES AND STANDARDS IN RESPECT OF ENVIRONMENTAL PROTECTION AND EMPLOYEE HEALTH AND SAFETY AT LEVELS AT LEAST AS DEMANDING AS THOSE THEN CURRENT WITHIN ALCAN

(a)                     cause Rio Tinto Alcan to continue to apply industry leading standards in terms of health and safety and environmental protection;

Re: GOOD CHARACTER, REPUTATION AND HIGH ETHICAL STANDARDS OF RIO TINTO AND ITS DIRECTORS, OFFICERS, EMPLOYEES AND ASSOCIATES

(a)                     cause Rio Tinto Alcan to report publicly and annually for a period of three years of its performance under the eight headings set out in section 4 a) to h) of the Continuity Agreement;

5.                                       Furthermore, Rio Tinto plc and the Acquirer represent the following:

(a)                     in 2006, Rio Tinto received platinum ratings from the UK’s Business in the Community organisation (BitC) on the overall UK and Australian/New Zealand Corporate Responsibility Indices. Rio Tinto also achieved platinum ratings on the UK Environment Index and the UK and Australian/New Zealand Community Indices;

(b)                    following the platinum rating, Rio Tinto was also awarded the “Big Tick”, which goes to companies able to demonstrate excellence in the way that they organise and integrate their responsible business practices and who can show a positive impact both on society and on the business. Awards are made by a panel of independent practitioners;

(c)                     in the 2006 Dow Jones Index corporate sustainability assessment, Rio Tinto is included among seven sustainability leaders in the mining sector of the Dow Jones Sustainability World Index and the Dow Jones Sustainability STOXX Index;

(d)                    Rio Tinto was ranked second in climate change reporting in a joint research report on Disclosures on Climate Change, launched in Melbourne in May 2007 by the Net Balance Foundation and accountancy body ACCA on the status of Australia’s 50 largest listed companies (ASX50);

(e)                     the UK’s Carbon Disclosure Project ranked Rio Tinto highest in the metals, mining and steel sector in its Climate Leadership Index in 2006;

(f)                       Rio Tinto has adopted a specific antitrust policy requiring all employees to compete fairly and to comply with relevant laws and regulations. As integral parts of the policy, all relevant employees receive regular training and are required to certify annually that they are not aware of any antitrust violations;

(g)                    Rio Tinto supports human rights consistent with the Universal Declaration of Human Rights and also respects those rights in conducting the Group’s operations throughout the world;

(h)                    Rio Tinto also supports the UN Secretary General’s Global Compact, the US/UK Voluntary Principles on Security and Human Rights and the Global Sullivan Principles;

(i)                        Rio Tinto’s Human rights guidance is designed to assist managers in implementing the Group’s human rights policy in complex local situations. It was revised and republished in 2003. In 2004, a web based training module was developed to instruct managers on what the policy means in practice and how to respond to difficult situations;

6.                                       In order to ensure the long term viability of the undertakings and confirmations set forth herein, Rio Tinto plc and the Acquirer agree to ensure that in the event of a consolidation, amalgamation, merger or other like combination of Rio Tinto plc or Acquirer with or into any other corporation or other person, or the transfer of all or substantially all the assets of either of them to any other corporation or other person, that they will ensure that such person will expressly assume these undertakings and confirmations, other than in any case where such assumption shall be deemed to have occurred by the sole operation of law. In addition, Rio Tinto plc confirms that it intends to maintain a prudent financial policy, in a manner consistent with its obligations and duties in relation to its stakeholders (including shareholders, employees, customers and communities in which it operates).

7.                                       Rio Tinto plc and the Acquirer acknowledge and agree that an award of money damages would be inadequate for any breach of these undertakings and confirmations and that any such breach would cause the non-breaching parties irreparable harm. Accordingly, Rio Tinto plc and the Acquirer agree that, in the event of any breach or threatened breach to these undertakings and confirmations by Rio Tinto plc or the Acquirer, the non-breaching parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

8.                                       All notices required to be given hereunder shall be in writing given as follows:

To Government:

Gouvernement du Québec
710, place D’Youville, 6th Floor
Québec (Québec)  G1R 4Y4

To Alcan:

1188, Sherbrooke Street West
P.O. Box 6090
Montréal (Québec)  H3C 3A7

Attention: Corporate Secretary

To Acquirer:

770, Sherbrooke Street West, Suite 1800
Montréal (Québec)  H3A 1G1

Attention: Mr. Michel Jutras

9.                                       This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Québec.

In witness whereof we have signed, with full knowledge that each of Alcan and the Government are entitled to rely on the foregoing as commitments which are and shall remain contractually binding upon us.

RIO TINTO CANADA HOLDING INC.		RIO TINTO PLC

By:	/s/ Michel Jutras	By:	/s/ Paul Skinner

Name:	Michel Jutras	Name:	Paul Skinner

Title:	Director	Title:	Chairman of the Board

Alcan Inc. has signed this document to confirm its acceptance of the undertakings and confirmations made herein. In so doing, Alcan Inc. is acting both on its own behalf and on behalf of the Government pursuant to the terms and conditions of the Continuity Agreement.

ALCAN INC.

By:	/s/ David McAusland

Name:	David McAusland

Title:	Executive Vice President